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                                                                     Exhibit 13

                               PURCHASE AGREEMENT

  The Parkstone Group of Funds (the "Group"), a Massachusetts business trust, and The Winsbury Corporation, an Ohio corporation, hereby agree with each other as follows:

  1. The Group hereby offers The Winsbury Corporation and The Winsbury Corporation hereby purchases 65,000 Series A units of beneficial interest (representing interests in the Prime Obligations Fund), 20,000 Series B units of beneficial interest (representing interests in the U.S. Government Obligations Fund), and 15,000 Series C units of beneficial interest (representing interests in the Tax-Free Fund) in the Group (such 100,000 units of beneficial interest being hereinafter collectively known as "Shares") at the price of $1.00 per Share. The Winsbury Corporation hereby acknowledges purchase of the Shares and the Group hereby acknowledges receipt from The Winsbury Corporation of funds in the amount of $100,000 in full payment for the Shares.

  2. The Winsbury Corporation agrees that if it redeems any of the Shares prior to the second anniversary of the date the Group begins its investment activities, The Winsbury Corporation will pay to the Group an amount equal to the number resulting from multiplying the Group's total unamortized organizational expenses by a fraction, the numerator of which is equal to the number of Shares redeemed by The Winsbury Corporation and the denominator of which is equal to the number of Shares outstanding as of the date of such redemption, as long as the administrative position of the staff of the Securities and Exchange Commission requires such reimbursement. The Winsbury Corporation further agrees that in the event of any transfer of the Shares prior to the expiration of the second anniversary of the date the Group begins its investment activities, it will impose a written condition to such transfer requiring the transferee as well as such transferee's direct or indirect transferee to agree that upon redemption of any of the Shares prior to the second anniversary of the date the Group begins its investment activities, such transferee will pay to the Group an amount equal to the number resulting from multiplying the Group's total unamortized organizational expenses by a fraction, the numerator of which is equal to the number of Shares redeemed by such transferee and the denominator of which is equal to the number of Shares outstanding as of the date of such redemption, as long as the administrative position of the staff of the Securities and Exchange Commissions requires such reimbursement. The Winsbury Corporation agrees to give the Group's legal counsel prior notice of any transfer of the Group's Shares.

  IN WITNESS WHEREOF, the parties hereby have executed this Agreement as of the 2nd day of July, 1987.

Attest:                                       THE PARKSTONE GROUP OF FUNDS

                                              By /s/ Ronald Henderson
---------------------------------                ------------------------
                                                 President

(SEAL)

Attest:                                       THE WINSBURY CORPORATION

                                              By /s/ Kenneth B. Quintenz
---------------------------------                ------------------------
                                                 Authorized Officer





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